Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com Client: 97394-00126

March 2, 2012

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172

Re:	Williams Partners L.P.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Williams Partners L.P., a Delaware limited partnership (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the offering for resale by Delphi Midstream Partners LLC, as selling unitholder (the “Selling Unitholder”), of up to 7,531,381 common units representing limited partner interests in the Company (the “Units”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and the qualifications, limitations and exceptions set forth below, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1. The Units have been validly issued.

2. Purchasers of the Units will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Units) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Units.

March 2, 2012

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A. We have assumed that at the time any Units are sold by the Unitholder pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws.

B. We render no opinion herein as to matters involving any laws other than the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). This opinion is limited to the effect of the current state of the Delaware LP Act and the Delaware LLC Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP